Exhibit 3.5
CERTIFICATE OF FORMATION
OF
BASIC ENERGY SERVICES LP, LLC
     This Certificate of Formation of Basic Energy Services LP, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”).
ARTICLE ONE
The name of the Company is Basic Energy Services LP, LLC.
ARTICLE TWO
     The address of the initial registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the name and address of its registered agent for service of process required to be maintained by Section 18-104 of the Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.
     IN WITNESS WHEREOF, the undersigned, an authorized person or agent or attorney-in-fact of the Company, has caused this Certificate of Formation to be duly executed as of the 7th day of January, 2003.

/s/ James Patterson
James Patterson
Authorized Person